                                                                     EXHIBIT 3.4


                             Articles of Amendment
                          to Articles of Incorporation
                            of Simmons Family, Inc.
                               (Third Amendment)

     Pursuant to the provisions of Sections 16-10a-1001, et seq. of the Utah Revised Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST: The name of the corporation is SIMMONS FAMILY, INC.

     SECOND: The Amendment to Articles of Incorporation, a copy of which is attached hereto as Exhibit "A", was adopted by the Board of Directors and Shareholders of the Corporation at the annual meeting of the Board of Directors and Shareholders of Simmons Family, Inc. held on November 24, 1995 at 2:00 p.m. in Rancho Valencia, California.

     THIRD: The number of common shares then outstanding were 1,305,000 and the number of preferred shares then outstanding were 8,800,000, all of which were entitled to vote on the amendment. All 10,105,000 shares were represented at said meeting, and all shares were voted in favor of said Amendment.

     DATED this 21 day of June, 1996.


                                        SIMMONS FAMILY, INC.



                                        By:  /s/ David E. Simmons
                                            ---------------------------------
                                                David E. Simmons
                                                Its President




                                        By: /s/ W. Mack Watkins
                                            ---------------------------------
                                                W. Mack Watkins
                                                Its Secretary


STATE OF UTAH          )
                       :  SS.
COUNTY OF SALT LAKE    )


     The foregoing instrument was acknowledged before me this 21st day of June, 1996 by David E. Simmons, the President, and by W. Mack Watkins, the Secretary, of Simmons Family, Inc., a Utah corporation.


                                        /s/ Jean Ann Smith
                                        ---------------------------------
                                        NOTARY PUBLIC
My Commission Expires:                  Residing at:


9-12-97                                 Salt City City, Utah
---------------------                   ---------------------------------
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                                  Exhibit "A"

                  Third Amendment of Articles of Incorporation
                                       of
                              Simmons Family, Inc.


     Pursuant to the Utah Revised Business Corporation Act, Section 16-10a-1001, et seq. (1992, as amended), the Board of Directors of Simmons Family, Inc. (the "Corporation") has recommended to the shareholders, and the shareholders have adopted by more than a majority of the votes entitled to be cast, the following amendment to the Articles of Incorporation of the Corporation:

I.   AMENDMENT TO ARTICLE IV.

     Article IV of the Articles of Incorporation is deleted in full and the following is substituted as Article IV:

                                   ARTICLE IV

          The capital stock of the Corporation shall be divided into classes of stock. The designation of each class, the number of shares of each class, and the par value thereof are as follows:

          CLASS               SERIES              NUMBER OF SHARES    PAR VALUE

          Preferred           None                15,000,000          $ 0.25
          Voting Common       None                 2,000,000          $ 0.25
          Nonvoting Common    None                 8,000,000          $ 0.25

          The preferences, qualifications, limitations, restrictions, and the special rights in respect of each class of stock are as follows:

          1. PAYMENT OF DIVIDENDS. The Board of Directors, in its sole discretion, shall be entitled to declare and pay out of the surplus of the Corporation, dividends on the shares of each class of capital stock of the Corporation. The Board of Directors is authorized to determine the dividend rights, preferences and dividend rate of each class of stock to be treated equally as to the other classes of stock with respect to dividend rights, preference and dividend rates; however, all shares of stock within each class of stock must be treated equally for such purposes.

          2. VOTING ON SHARES. In all matters in respect of which the shareholders of the Corporation shall be entitled to vote, the Preferred and the Voting Common shareholders shall be entitled to one vote for each share of stock outstanding in their respective names, without distinction between the classes of stock. The Nonvoting Common shareholders shall not be entitled to vote on any matter.

          3. DISTRIBUTION OF CORPORATION ASSETS UPON LIQUIDATION, DISSOLUTION, MERGER OR CONSOLIDATION. Upon any liquidation, dissolution, merger of consolidation of the Corporation (whether voluntary of involuntary and whether or not the Corporation shall have a surplus or earnings available for dividends), or upon any distribution of capital, or in the event of its solvency, there shall be paid or distributed to holders of the Preferred stock $ 0.25 per share, and the amount of any declared and unpaid dividends thereon, before any sum shall be paid to or any assets distributed among the holders of the Voting Common stock and the holders of the Nonvoting Common stock; and after such payment to the holders of the Preferred stock, all remaing assets of the Corporation shall be paid to the holders of the Voting Common stock and the holders of the Nonvoting Common stock according to their respective shares.

          4. REDEMPTION OF PREFERRED STOCK. The Corporation shall have the right, at its option and in such manner and at such times as it shall determine, to retire the Preferred stock, in whole or in part, at $ 0.25 per share.

II.  REMAINING PROVISIONS UNCHANGED.

     Except as specifically set forth above, the provisions of the Articles of Incorporation of the Corporation shall remain unchanged and shall continue in full force and effect.



BY RECOMMENDATION OF THE BOARD OF DIRECTORS AND BY UNANIMOUS VOTE OF ALL SHAREHOLDERS ENTITLED TO VOTE.


DATED as of the 24th day of November, 1995.

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                    ************* STATE OF UTAH *************

                              * * R E C E I P T * *

                      Payment Mode......CHECK
                      Date..............06/26/96
                      Time..............11:44:54
                      Oper I.D. ........GJ
                      I.C.N. Ref #......6178-31-0020
                      Source Division...CORPS & UCC (FY93+)

                                     *******

-> SIMMONS FAMILY, INC.                AMEND/RESTATE/MERGE         $35.00
                                                             ==============
                                          -> RECEIPT TOTAL         $35.00

          "Thank you for your business. It is a pleasure serving you!"
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